EXHIBIT 23

                              CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Catskill Financial Corporation:

We consent to incorporation by reference in Registration Statement
No. 333-41987 on Form S-8, of our report dated October 24, 1997, relating to the consolidated statements of financial condition of Catskill Financial Corporation and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the annual report on Form 10-K of Catskill Financial Corporation for the fiscal year ended September 30, 1997.

                                         KPMG Peat Marwick LLP

Albany, New York
December 24, 1997